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                                                                   Exhibit 10(a)

                              AMENDMENT NUMBER ONE
                                     TO THE
                       HARRIS CORPORATION RETIREMENT PLAN

                  WHEREAS, Harris Corporation, a Delaware corporation (the "Corporation"), has heretofore adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2003 (the "Plan");

                  WHEREAS, the Corporation, by action of the Management Development and Compensation Committee of the Corporation's Board of Directors (the "Compensation Committee"), has the authority to amend the Plan pursuant to
Section 17.1 of the Plan;

                  WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the "Employee Benefits Committee") the authority to adopt non-material amendments to the Plan; and

                  WHEREAS, the Corporation, by action of the Employee Benefits Committee, desires to amend the Plan in certain respects.

                  NOW, THEREFORE, pursuant to the power of amendment contained in Section 17.1 of the Plan and the delegation of such power pursuant to Section
13.3 of the Plan, the Plan hereby is amended as follows:

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         1.       Effective January 1, 2003, the definition of "Administrative
Committee" in Article 2 hereby is amended in its entirety to read as follows:

                  Administrative Committee. The Employee Benefits Committee of the Company or any successor thereto that is appointed pursuant to Section 13.1 to administer the Plan. Reference herein to the Administrative Committee also shall include any person to whom the Administrative Committee has delegated any of its authority pursuant to Section 13.3 to the extent of the delegation.

         2. Effective December 1, 2003, the definition of "Full-Time Employee" in Article 2 hereby is amended in its entirety to read as follows:

                  Full-Time Employee. An Employee who is not designated on the payroll records of an Employer as a temporary or part-time employee.

         3. Effective December 1, 2003, Section 3.2(b) hereby is amended in its entirety to read as follows:

                           (b) Deemed Election for Full-Time Employees. A
                  Participant who is a Full-Time Employee and who does not at the time and in the manner prescribed by the Administrative Committee elect otherwise shall be deemed to have elected to make pre-tax contributions to the Plan each payroll period at the rate of 6% of the Participant's Compensation for such payroll period and to have authorized the Participant's Employer to reduce his or her Compensation by the amount thereof. Any deemed election described in this Section 3.2(b) shall be effective only with respect to Compensation not immediately available to the Participant as of the effective date of the deemed election and shall be effective as of the first payroll period commencing after the Participant becomes eligible to participate in the Plan, or such later date as may be administratively practicable.

         4. Effective January 1, 2003, Section 13.1(f) hereby is amended by the deletion of the first sentence and the addition of the following sentence in place thereof:

                  The Administrative Committee may act at a meeting by the vote of a majority of a quorum of its members or without a meeting by the unanimous written consent of its members.

                  APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 2nd day of October, 2003.

                                              Attest:

                                              /s/ John D. Gronda
                                              Secretary

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